SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
Check the appropriate box:

[x ]	Preliminary Information Statement	[ ]	Confidential, for use of the Commission only
[ ]	Definitive Information Statement

ECOSYSTEM CORPORATION .
(Name of Registrant as Specified In Its Charter)

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[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

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2)	Aggregate number of securities to which transaction applies:

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3)	Price per unit or other underlying value of transaction pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

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4)	Proposed maximum aggregate value of transaction:

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[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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ECOSYSTEM CORPORATION
5950 Shiloh Road East, Suite N
Alpharetta, GA 30005

INFORMATION STATEMENT

To the Holders of the Voting Stock:

The purpose of this Information Statement is to notify you that the holder of shares representing a majority of the voting power of EcoSystem Corporation (the “Company”) has given its written consent to a resolution adopted by the Board of Directors of the Company to amend the articles of incorporation so as (1) to reduce the par value of the Company’s common stock from $0.001 per share to $0.0001 per share, (2) to effect a reverse split of the Company’s common stock in a ratio of 1-for-100, and (3) to change the name of the Company to “Adarna Energy Corporation.” We anticipate that this Information Statement will be mailed on _______________, 2011 to shareholders of record.  On or after _______________, 2011, the amendment of the articles of incorporation will be filed with the Delaware Secretary of State and will become effective.

Delaware corporation law permits holders of a majority of the voting power to take shareholder action by written consent. Accordingly, the Company will not hold a meeting of its shareholders to consider or vote upon the amendment of the Company’s certificate of incorporation.

WE ARE NOT ASKING YOU FOR A PROXY.
YOU ARE REQUESTED NOT TO SEND US A PROXY.

May ________, 2011	KEVIN KREISLER, Chairman

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

We determined the shareholders of record for purposes of this shareholder action at the close of business on April 29, 2011 (the “Record Date”).  The table below lists the number of shares of each class of voting stock that was outstanding on the Record Date, and the voting power of each class. Each share of common stock is entitled to one vote.  The holder of the Series D shares is entitled to a portion of the aggregate voting power equal to 80% multiplied by a fraction, the numerator of which is the number of outstanding Series D shares and the denominator of which is 1,000,000.

Security	Authorized	Outstanding	Voting Power
Common Stock	5,000,000,000	4,938,812,585	4,938,812,585
Series D Preferred Stock	1,000,000	845,887	19,500,030,770
			24,438,843,355

The following table sets forth information regarding the voting stock beneficially owned by the directors of the Company, the officers and directors as a group, and by any person who, to our knowledge, owned beneficially more than 5% of any class of voting stock as of April 29, 2011.

	Amount and Nature of Beneficial Ownership
Name and Address(1) Of Beneficial Owner	Common	% of Class	Series D Preferred	% of Class	Percentage of Voting Power
Kevin Kreisler(2)	2,750,000,000	55.7%	817,856	96.4%	80.0%
Officers and Directors as a Group (2 persons)	2,750,000,000	55.7%	817,856	96.4%	80.0%

(1)	The address of each shareholder is c/o EcoSystem Corporation, 5950 Shiloh Road East, Suite N, Alpharetta GA 30005.

(2)	All shares listed for Mr. Kreisler are owned of record by Viridis Capital, LLC . Mr. Kreisler is the sole member of Viridis Capital, LLC.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK

The Board of Directors of the Company has adopted a resolution to amend the articles of incorporation so as to effect a reverse split of the Company’s common stock in a ratio of 1-for-100 (the “Reverse Split”).  The holder of shares representing a majority of the voting power of the Company’s outstanding voting stock has given its written consent to the resolution. Under Delaware corporation law, the consent of the holder of a majority of the voting power is effective as shareholders’ approval. We will file the Amendment with the Secretary of State of Delaware on or after ______, 2011, and it will become effective on the date of such filing (the “Effective Date”).

The Amendment to the Certificate of Incorporation provides that each one hundred shares of common stock outstanding on the Effective Date will be exchanged for one post-Reverse Split share of Company common stock (“New Common Stock”). No fractional shares or scrip will be issued; rather, shareholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will be issued one whole share of New Common Stock in lieu of the fraction.

The Board of Directors and the majority shareholder have approved the amendment to the certificate of incorporation in order to provide EcoSystem with flexibility in pursuing its long-term business objectives.  The primary reason for the reverse split is the requirement contained in EcoSystem’s agreements with its lenders to maintain a sufficient number of shares of authorized common stock to enable conversion of debt issued by EcoSystem to its lenders. Additional reasons for the reverse split and increase include:

➢
Management plans in the future to pursue opportunities to obtain the capital in order to fully implement EcoSystem’s business plan.  A reserve of common shares available for issuance from time-to-time will enable EcoSystem to entertain a broad variety of financing proposals.

➢
Management may utilize the additional shares in connection with corporate acquisitions, joint venture arrangements, or for other corporate purposes, including the solicitation and compensation of key personnel.

Management has not entered into any commitment to issue any shares except upon conversion of outstanding debentures.  Moreover, Management has no plans at this time that will involve the issuance of additional shares, other than a general plan to pursue additional financing.  Management has not, however, discussed the terms of any specific financing with any potential investor.

The following table shows the debentures currently outstanding.  In each case the creditor has the right to convert the principal amount of the debt into EcoSystem common stock.  In no case does EcoSystem have a contractual or other right to redeem the debt with stock or to force the creditor to convert the debt into stock.

Derivative Security	Creditor	Issue Date	Original Principal	Outstanding Principal	Shares Issuable(1)
Convertible Debentures	(2)	(2)	$710,000	$624,506	12,490,121,200
Related Party Debenture(3)	Minority Interest Fund (II)	April 1, 2010	$641,446	$593,538	6,594,861,889
Total			$1,351,446	$1,218,044	19,084,983,089
________________________

(1)	Based on the market price of $0.0001 on April 29, 2011, without regard to the proscription against issuance of shares at less than par value under Delaware law.

(2)
The Convertible Debentures are held by four unrelated parties.  The convertible debentures were originally issued during 2009 and 2010.  They are convertible by the holder into common stock at a conversion rate equal to 50% of the average closing market price of the Company’s common stock for the 20 days prior to conversion.  The Convertible Debentures accrue interest at 20% per annum and are due on December 31, 2011.

(3)
The principal amount and accrued interest on the unsecured Related Party Debenture issued to Minority Interest Fund (II), LLC (“MIF”), is convertible by the holder into common stock at a conversion rate equal to 90% of the average closing market price of the Company’s common stock for the 20 days prior to conversion. The Related Party Debenture accrues interest at 20% per annum and is due December 31, 2011.

In the event that any of the foregoing debentures were converted under current market conditions, the Company would not be able to issue the requisite common stock, and would be in default, unless the par value of our common shares is reduced.  Conversion of those debentures would improve the Company’s balance sheet by reducing its debt to equity ratio, and increase its ability to obtain future financing.  However, conversion would also dilute the interest of current shareholders in the equity in EcoSystem.

The New Common Stock will not be different from the common stock held by the Company’s stockholders prior to the Reverse Split.  The stockholders will have the same relative rights following the Effective Date as they had prior to the Effective Date, except to the extent the proportion of shares that they own is affected by the rounding up of fractional shares.

As a result of the Reverse Split, there will be about 4,950,000,000 common shares available for issuance. The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of the Company’s shareholders. Delaware law requires that the Board use its reasonable business judgment to assure that the Company obtains “fair value” when it issues shares.  Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in the Company. The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the contemporaneous market value of the Company’s common stock.

The Reverse Split, with the resulting increase in the number of shares available for issuance, is not being done for the purpose of impeding any takeover attempt.  Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of the Company.  In the event that a non-negotiated takeover were attempted, the private placement of stock into “friendly” hands, for example, could make the Company unattractive to the party seeking control of the Company.  This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

On the Effective Date, the outstanding certificates representing shares of the Company’s common stock will be automatically converted into certificates representing shares of New Common Stock.  It is not necessary for a shareholder to obtain a replacement certificate in order to be registered in the record books of the corporation as the owner of the appropriate number of share of New Common Stock.  Every shareholder who wishes to receive a replacement certificate, however, may do so by surrendering to the Transfer Agent his certificate representing shares of pre-Reverse Split common stock and paying the Transfer Agent’s standard fee.  In exchange, he will receive a replacement certificate representing the appropriate number of share of New Common Stock.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION
TO REDUCE THE PAR VALUE OF THE COMMON STOCK

The Board of Directors of the Company has unanimously adopted a resolution to amend the articles of incorporation so as to reduce the par value of the Company’s common stock from $0.001 per share to $0.0001 per share.  The holder of shares representing a majority of the voting power of the Company’s outstanding voting stock has given its written consent to the resolution. Under Delaware corporation law, the consent of the holder of a majority of the voting power is effective as shareholders’ approval. We will file the Amendment with the Secretary of State of Delaware on or after ______, 2011, and it will become effective on the date of such filing (the “Effective Date”).

The Board and the majority shareholder approved the amendment in order to comply with the Company’s agreements with the holders of its convertible debt.  The convertible debt instruments that have been issued by the Company require that the Company have shares available for issuance upon exercise of the holders’ conversion rights.  All of the outstanding convertible debt provides for conversion at prices that are a discount to the market price at the time of conversion.  However, the Company’s common stock is currently trading at a price that is below par value, and Delaware law does not permit the Company to issue stock at a price less than par value.  The Company, therefore, is incurring penalties by reason of its inability to issue stock at the conversion prices specified in the convertible debt instruments.  The reduction in par value is necessary to alleviate this problem.

There are currently 4,938,812,585 common shares available for issuance, except that the Board of Directors is currently not authorized to issue them at current market prices. Upon filing of the certificate of amendment reducing the par value, the Board of Directors will be authorized to issue the common shares without having to obtain the approval of the Company’s shareholders. Delaware law requires that the Board use its reasonable business judgment to assure that the Company obtains “fair value” when it issues shares.  Nevertheless, the issuance of the shares would dilute the proportionate interest of current shareholders in the Company. The issuance of the shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the contemporaneous market value of the Company’s common stock.  The issuance of shares upon conversion of the outstanding convertible debentures will necessarily occur at a price less than the contemporaneous market value of the common stock.

The reduction in par value is not being done for the purpose of impeding any takeover attempt.  Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock at a price as low as $0.0001 per share without shareholder approval has potential utility as a device to discourage or impede a takeover of the Company.  In the event that a non-negotiated takeover were attempted, the private placement of stock into “friendly” hands, for example, could make the Company unattractive to the party seeking control of the Company.  This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

On the Effective Date, the outstanding certificates representing shares of the Company’s common stock, $0.001 par value, will be automatically converted into certificates representing shares of common stock, $0.0001 par value.  It is not necessary for a shareholder to obtain a replacement certificate in order to be registered in the record books of the corporation as the owner of the $0.0001 par value common stock.  Every shareholder who wishes to receive a replacement certificate, however, may do so by surrendering to the Transfer Agent his certificate representing $.001 par value common stock and paying the Transfer Agent’s standard fee.  In exchange, he will receive a replacement certificate representing the same number of shares of $0.0001 par value common stock.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION
TO CHANGE THE NAME OF THE COMPANY

The Company has been recently engaged in technology research and development activities involving renewable energy technologies. The Company believes that certain of its technologies have application potential in the field of photovoltaics and generally in the field of renewable energy. The Company intends to continue development of these technologies to the exclusion of other technologies moving forward. The Company additionally plans to develop and/or acquire strategically compatible renewable energy and other production projects with infrastructure that is readily amenable to application of the Company’s technologies. For these reasons, the Board of Directors of the Company has unanimously adopted a resolution to amend the articles of incorporation to change the name of the corporation from EcoSystem Corporation to Adarna Energy Corporation. The holder of shares representing a majority of the voting power of the Company's outstanding voting stock has  given  its  written  consent  to  the  resolution.  Under Delaware corporation law, the consent of the holders of a majority of the voting power is effective as  shareholders'  approval.  We will file an  amendment  with  the Secretary  of State of  Delaware  to effect the name  change, which will become effective on or after ________________.

After the Effective Date, stock certificates bearing the name “EcoSystem Corporation” will represent shares in Adarna Energy Corporation, and it will not be necessary for shareholders to obtain new certificates.  If a shareholder wishes to receive a certificate bearing the new name, he may do so by surrendering to the Transfer Agent his certificate and paying the Transfer Agent’s standard fee.  The name and address of the Transfer Agent are:

Olde Monmouth Stock Transfer Co.
200 Memorial Parkway
Atlantic Highlands, NJ 07716
732-872-2727

No Dissenters Rights

Under Delaware law, shareholders are not entitled to dissenters’ rights with respect to any of the transactions described in this Information Statement.